Exhibit 16.1

February 5, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the statements included in Item 4.01 of Form 8-K of Cambridge Heart, Inc. dated January 31, 2014, which is expected to be filed with the Securities and Exchange Commission on February 5, 2014, and we are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ McGladrey LLP

McGladrey LLP
Boston, Massachusetts